UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 26, 2023

NOV INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-12317	76-0475815
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10353 Richmond Ave. Houston, Texas		77042
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code 346-223-3000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	NOV	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of Certain Officers

On October 26, 2023, NOV Inc. (the “Company”) issued a press release announcing the retirement of Isaac H. Joseph, President of Wellbore Technologies, and the retirement of Kirk M. Shelton, President of Completion and Production Solutions, effective December 31, 2023. Mr. Shelton and Mr. Joseph each submitted an election to participate in the Company’s 2023 Voluntary Early Retirement Plan (the “Program”).

Mr. Joseph and Mr. Shelton will each step down from their respective positions on December 31, 2023. Mr. Joseph and Mr. Shelton will both continue to serve in a non-executive advisory role and will remain employees of the Company from January 1, 2024 until March 31, 2024 (“Retirement Date”). To facilitate an orderly transition of their duties and responsibilities, it is anticipated that Mr. Joseph and Mr. Shelton will each enter into a consulting agreement with the Company (the “Consulting Agreement”) on or about the Retirement Date, pursuant to which Mr. Joseph and Mr. Shelton will render consulting advice and services to the Company.

Under the terms of the Consulting Agreement, Mr. Joseph and Mr. Shelton will each receive the following compensation and benefits: (a) a monthly retainer fee not to exceed their current monthly salary for twelve (12) months, and (b) continued vesting of all outstanding stock options, stock appreciation rights, performance awards, and time-based restricted stock awards/units during the consulting term. The Consulting Agreement will remain in effect for a term of one (1) year. After the one-year term of the Consulting Agreement, Mr. Joseph and Mr. Shelton will be entitled to retain any unvested and/or outstanding equity-based compensation, which shall continue to vest, per the terms of the Program.

The retirements of Mr. Joseph and Mr. Shelton were not as a result of any issues or disagreements with the Company, including on any matters related to the Company’s financial disclosures, accounting policies or practices.

The Company’s other eligible named executive officers, including the Company’s Chairman, President and Chief Executive Officer, Clay C. Williams, declined to participate in the Program.

Appointment of Certain Officers

On October 26, 2023, the Company also announced that Joseph W. Rovig has been selected to serve as the President of the Energy Equipment segment and Scott B. Livingston has been selected to serve as the President of the Energy Products and Services segment, effective January 1, 2024.

Mr. Rovig, age 63, currently serves as the President of the Rig Technologies segment, a position he has held since 2014. Mr. Rovig has also served as Group Vice President of Global Operations, Vice President of the Eastern Hemisphere, Director of Service and Repair and Senior Vice President of the Offshore Drilling Equipment group within the Company’s Rig Technologies division. Prior to joining the Company in 2002, Mr. Rovig worked for two drilling contractors and an oilfield services company in various positions, both domestically and internationally. Mr. Rovig began his career in the oil and gas industry in 1979 and spent 20 years working in multiple locations in Asia and Europe. Mr. Rovig is a current executive officer of the Company.

Mr. Livingston, age 53, currently serves as the President of the Intervention & Stimulation Equipment business unit, a position he has held since 2018. Mr. Livingston joined the Company in 2001, garnering increasing levels of management responsibilities for global projects and operations, first focused on the offshore energy market. From 2012 to 2018, Mr. Livingston served in various senior management roles leading various aspects of the Company’s onshore and offshore global businesses, production operations, and engineering. From 2006 to 2012, Mr. Livingston worked in Singapore as VP of Installation and Commissioning for the Company’s projects with newly constructed deep-water rigs during the height of the global offshore build-cycle. Prior to joining the Company, Mr. Livingston served eight years as an Officer in the US Air Force involved in maintenance, logistics, and program management for new aircraft weapons systems. Mr. Livingston graduated from Texas A&M with a bachelor’s degree in Industrial Engineering and obtained a Masters of Logistics Management from Georgia College while in the military.

Mr. Rovig and Mr. Livingston will not receive any additional compensation for 2023 in connection with these appointments.

Item 8.01.	Other Events.

On October 26, 2023, the Company also announced certain changes concerning its financial reporting segments. The Company plans to reorganize its three financial reporting segments. The new financial reporting segments will be called Energy Equipment and Energy Products and Services, and the reorganization will be effective January 1, 2024.

A copy of the release is furnished herewith as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

The following exhibit is provided as part of the information furnished under Item 5.02 and Item 8.01 of this Current Report:

99.1	NOV Inc. press release dated October 26, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 27, 2023	NOV INC.

/s/ Brigitte M. Hunt
Brigitte M. Hunt
Vice President